SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): December 16, 2002

                      Summit National Consolidation Group, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                     000-26111             76-0544385
(State or other jurisdiction    (Commission File Number)    (IRS Employer
     of incorporation)                                    Identification No.)

          2650 Countryside Blvd., Unit C-206                     33761
       (Address of principal executive offices)                (Zip Code)

       Registrant's telephone number, including area code:   727-542-0700


                                      N/A
         (Former name or former address, if changed since last report)


Item 1. Summit National Consolidation Group Subsidiary Interlabs Announce A Change Of Control Of Summit.

Earlier this year, on April 10, 2002, Summit National Consolidation Group, Inc., a Delaware corporation (the "Company"), completed its acquisition of Interlabs, Inc. (II) ("Interlabs"), a Nevada corporation pursuant to a stock purchase agreement. Interlabs was created and solely owned by Mario Quenneville to manufacture and market organic, non-toxic revolutionary products using Biosolvant and other secret formulas developed by Mr. Quenneville. In the acquisition, the Company purchased 100% of the common stock of Interlabs from Mr. Quenneville who received shares of common stock of the Company in exchange.

An aggregate of thirty-three million (33,000,000) shares of SEC Rule 144 restricted shares of the Company's common stock were issued to Mr. Quenneville pursuant to the stock purchase agreement. The shares of the Company's common stock were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). As a result, all of the shares of the Company's common stock issued in connection with the purchase are subject to restrictions on transfer under applicable provisions of the securities laws and carry a legend reflecting such restrictions.

As a result of this transaction, Mr. Quenneville owns approximately sixty- five percent (65%) of all the voted securities of the Company. (Formerly reported on previous 8-K filed by Walter Davis CEO).

On August 11 and August 13, Walter Davis notified the company that his resignation was imminent within days as well as his other board members.

On August 15,2002, a meeting was called to take action by shareholders holding more than 51% of all the voting securities (Article 3 item 9; Directors may be removed without cause only by a vote of the stockholders) in the SMNC'S company bi-laws. The action taken by the majority shareholders was to remove the existing board members, rejecting unauthorized issuance of stocks of the company and moving main office to Florida and electing a new board of directors.

A new board of Directors was elected and the new board of directors consists of:

Mario Quenneville, President and CEO, Michael Ciaramello, V.P. Public relation, Frank Ciaramello, V-P manufacturing AND Laurie Quenneville Secretary.

The elimination of the need for a special meeting of shareholders to approve and ratify the Action is authorized by Section 228 of the Delaware Corporation Laws (the "Delaware Law") which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 242 of the Delaware Law, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to approve and ratify the Action. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Action as early as possible in order to accomplish the purposes of the Company as hereinafter described, the majority of the voting shares of the Company voted to utilize the written consent of the holder of a majority in interest of the Voting Capital Stock of the Company.

Mario Quenneville group and Optima's group who beneficially owns more than 51% of all the outstanding Voting Capital Stock of the Company entitled to vote on the Action, gave their written consent to the Action described above and signed a waiver of notice on August 15,2002. The written consent became effective on August 15, 2002, the date on which their written consent was filed with the Secretary of the Company. The date on which this Information Statement was first sent to the shareholders is on or about August 13, 2002. The record date established by the Company for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company is April 10, 2002 as previously filed by Walter Davis May 25, 2002(the "Record Date"). In order to reach all shareholders, the change of management was posted for 90 days on Summit subsidiary web site superwipes.com and was posted on most of the financial sites and sent to the News Wire.

Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to shareholders who have not consented in writing to such action. Inasmuch as the SMNC will have provided to its shareholders of record this Information Statement, the Company will notify its shareholders at the time of distribution of its next Quarterly Report on Form 10-QSB of the effective date of the Action. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Delaware Law are afforded to the Company's shareholders as a result of the adoption and ratification of the Action. On August 27, 2002 a copy of the action was sent and published by the News Wire Services.

Item 6. Resignations of Registrant's Directors.

Previous resignation: On July 21, 2002, Mario Quenneville COO resigned from Walter Davis's board of directors because of a disagreement with the management to matters relating to the registrant's operations, policies or practices and Mario Quenneville has furnished the registrant with a letter describing such disagreement and requesting that the matter be disclosed. A newsletter was posted on the Internet at the company's website and many other websites from July 26 to August 14, 2002 to inform all shareholders.

Item 7.

Exhibits  Description
--------  -----------
17        Letter Regarding Director Resignation
99.01 Consent Resolutions Of Shareholders Of Summit National Consolidation Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 16, 2002             Summit National Consolidation Group, Inc.
                                                (Registrant)

/s/ Mario Quenneville
    -----------------
    Mario Quenneville
    President and CEO